Exhibit 99.1

BRE PROPERTIES, INC.
INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2014

Page No.

Financial Statements:

Condensed Consolidated Balance Sheet – March 31, 2014 (unaudited)	2

Condensed Consolidated Statements of Income (unaudited) – three months ended March 31, 2014 and 2013	3

Condensed Consolidated Statements of Cash Flows (unaudited) – three months ended March 31, 2014 and 2013	4-5

Notes to Condensed Consolidated Financial Statements (unaudited)	6-14

BRE Properties, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(Unaudited)
(Amounts in thousands, except share data)

March 31,
2014

Assets
Real estate portfolio:
Direct investments in real estate:
Investments in rental communities	$3,438,657
Construction in progress	344,810
Less: accumulated depreciation	(722,381)
3,061,086

Equity investments in real estate joint ventures	1,431,845
Land under development	66,108
Total real estate portfolio	4,559,039
Cash	140,259
Other assets	101,181
Total assets	$4,800,479

Liabilities and Shareholders’ Equity
Liabilities:
Unsecured senior notes	$900,000
Mortgage loans payable	711,319
Deposit related to operating partnership contribution	1,419,816
Accounts payable and accrued expenses	83,658
Other liabilities	58,741
Total liabilities	3,173,534

Redeemable noncontrolling interest	4,751
Shareholders’ equity:
Common stock, $0.01 par value, 100,000,000 shares authorized; 77,318,766 shares issued and outstanding	773
Additional paid-in capital	1,832,681
Cumulative dividends in excess of accumulated net income	(211,260)
Total shareholders’ equity	1,622,194
Total liabilities and shareholders’ equity	$4,800,479

See notes to unaudited condensed consolidated financial statements.

BRE Properties, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
 (Amounts in thousands, except per share data)

	For the three months ended
	March 31,
	2014	2013
Revenues
Rental income	$101,121	$93,662
Ancillary income	3,980	3,531
Total revenues	105,101	97,193
Expenses
Real estate	33,126	30,804
Provision for depreciation	28,225	24,896
Interest	16,916	16,921
General and administrative	10,009	6,382
Merger expenses	15,290	-
Total expenses	103,566	79,003
Gain on sales of real estate	356,294	-
Other income	87	363
Income before noncontrolling interests, income from investments in unconsolidated entities and discontinued operations	357,916	18,553
Income from unconsolidated entities	100	318
Net gain on sales of unconsolidated entities	-	15,025
Income from continuing operations	358,016	33,896
Income from discontinued operations, net	-	1,090
Income from discontinued operations	-	1,090
Net income	$358,016	$34,986
Redeemable noncontrolling interest in income	(48)	(48)
Net income attributable to controlling interests	$357,968	$34,938
Dividends attributable to preferred stock	506	911
Write-off of preferred stock issuance cost upon redemption	2,069	-
Net income available to common shareholders	$355,393	$34,027

Per common share - Basic
Income from continuing operations (net of preferred dividends and redeemable noncontrolling interest in income)	$4.60	$0.43
Income from discontinued operations	$-	$0.01
Net income available to common shareholders	$4.60	$0.44

Weighted average common shares outstanding - basic	77,264	76,990
Per common share - Diluted
Income from continuing operations (net of preferred dividends and redeemable noncontrolling interest in income)	$4.59	$0.43
Income from discontinued operations	$-	$0.01
Net income available to common shareholders	$4.59	$0.44

Weighted average common shares outstanding - diluted	77,473	77,250

See notes to unaudited condensed consolidated financial statements.

BRE Properties, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
 (Amounts in thousands)

	For the three months ended
	March 31,
	2014	2013
Cash flows from operating activities:
Net income	$358,016	$34,986
Adjustments to reconcile net income to net cash flows provided by operating activities:
Net gain on sales of real estate assets	(356,294)	-
Net gain on sales of unconsolidated entities	-	(15,025)
Income from unconsolidated entities	(100)	(318)
Distributions of earnings from unconsolidated entities	149	317
Provision for depreciation	28,225	25,827
Amortization of deferred financing costs	787	806
Non cash stock based compensation expense	1,990	1,720
Change in other assets	(9,179)	799
Change in accounts payable and accrued expenses	(7,902)	(8,300)
Net cash flows provided by operating activities	15,692	40,812
Cash flows from investing activities:
Additions to land under development and predevelopment cost	(2,106)	(4,613)
Additions to construction in progress	(52,693)	(37,744)
Rehabilitation expenditures and other	(8,241)	(8,508)
Capital expenditures	(2,835)	(3,334)
Proceeds from sale of unconsolidated entities, net of closing costs	-	47,393
Proceeds from sale of operating communities, net of closing costs	587,820	-
Distribution of capital from unconsolidated entities	232,295	-
Net cash flows provided by/( used in) investing activities	754,240	(6,806)
Cash flows from financing activities:
Principal payments on mortgage loans	(109)	(306)
Repayment of unsecured notes	(50,000)	(40,018)
Unsecured revolving credit facility:
Advances	151,000	-
Repayments	(249,000)	-
Cash dividends paid to common shareholders	(430,015)	(30,516)
Cash dividends paid to preferred shareholders	(506)	(911)
Distributions to redeemable noncontrolling interests	(48)	(48)
Shares retired for tax withholding	(5,540)	(3,886)
Proceeds from exercises of stock options and other, net	119	897
Proceeds from dividend reinvestment plan	-	221
Redemption of preferred stock	(54,006)	-
Net cash flows used in financing activities	(638,105)	(74,567)
Increase/(decrease) in cash	131,827	(40,561)
Cash balance at beginning of period	8,432	62,241
Cash balance at end of period	$140,259	$21,680

		(Continued)

BRE Properties, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
 (Amounts in thousands)

	For the three months ended
	March 31,
	2014	2013
Supplemental information
Cash paid for interest, net of amounts capitalized	$16,916	$28,759
Deposit in connection with contribution to Essex Portfolio, L.P. in equity investment in real estate joint ventures	$1,419,816	$-
Transfers of direct investments in real estate-construction in progress to investments in rental communities	$114,784	$14,992
Transfer of land under development to other assets	$40,000	-
Change in accrued improvements to direct investments in real estate	$898	$1,070
Change in accrued development costs for construction in progress and land under development	$(4,299)	$(5,563)
Contribution of accounts payable and accrued expenses to joint ventures	$(6,254)	$-
Transfer of land under development to direct investments in real estate-construction in progress	$-	$71,576

See notes to unaudited condensed consolidated financial statements.

BRE Properties, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
March 31, 2014

NOTE A – BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, certain information and footnote disclosures normally included in the consolidated financial statements have been omitted. These condensed consolidated financial statements should be read in conjunction with the Annual Report on Form 10-K for the year ended December 31, 2013 of BRE Properties, Inc. (the “Company” or “BRE”). In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring adjustments only) necessary for a fair presentation of the Company’s condensed consolidated financial statements for the interim periods presented.

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the dates of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

On April 1, 2014, BRE completed the merger with Essex Property Trust, Inc. (“Essex”).  In connection with the closing of the merger, (1) BRE merged into a wholly owned subsidiary of Essex, and (2) each outstanding share of BRE common stock was converted into (i) 0.2971 shares (the “Stock Consideration”) of Essex common stock, and (ii) $7.18 in cash, (the “Cash Consideration”), plus cash in lieu of fractional shares for total consideration of approximately $4.3 billion.  The Cash Consideration was adjusted as a result of the authorization and declaration of a special distribution to the shareholders of BRE of $5.15 per share of BRE common stock payable to BRE shareholders of record as of the close of business on March 31, 2014 (the “Special Dividend”).  The Special Dividend is payable as a result of the closing of the sale of certain interests in assets of BRE to certain parties designated by Essex, which closed on March 31, 2014.  Pursuant to the terms of the merger agreement, the amounts payable as a Special Dividend reduced the Cash Consideration of $12.33 payable by Essex in the merger to $7.18 per share of BRE common stock.  BRE shareholders received approximately 23.1 million shares of Essex common stock as Stock Consideration in the merger.

On March 31, 2014, BRE contributed 14 properties valued at approximately $1.4 billion to Essex for approximately 8.6 million Operating Partnership units (“OP units”).  This transaction was accounted for under the deposit method as the conditions to record under full accrual method have not been met as of March 31, 2014.  The OP units are presented within “equity investment in real estate joint ventures” with an offsetting credit to deposit related to operating partnership contribution.  The OP units were subsequently retired by Essex on April 1, 2014 upon completion of the merger.

 NOTE B – UPDATE OF SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investments in Rental Communities

Rental communities are recorded at cost, less accumulated depreciation, less an adjustment, if any, for impairment. Costs associated with the purchase of operating communities are recorded to land, building and intangibles when applicable, based on their fair value in accordance with Financial Accounting Standards Board (FASB) business combination guidance. Land value is assigned based on the purchase price if land is acquired separately, or estimated fair market value based upon market comparables if acquired in a merger or in an operating community acquisition.

Where possible, the Company stages its construction to allow leasing and occupancy during the construction period, which BRE believes minimizes the duration of the lease up period following completion of construction. The Company’s accounting policy related to communities in the development and leasing phase is to expense all operating cost associated with completed apartment homes, including costs associated with the lease up of the development. Projects under development are carried at cost, including direct and indirect soft costs incurred to ready the assets for their intended use and which are specifically identifiable, including capitalized interest and property taxes until homes are placed in service. Interest is capitalized on the construction in progress at a rate equal to the Company’s weighted average cost of debt. The Company has a development group which manages the design, development and construction of apartment communities. Project costs related to the development and construction of apartment communities (including interest and related loan fees, property taxes, and other direct costs including municipal fees, permits, architecture, engineering and other professional fees) are capitalized as a cost of the project. Indirect development costs, including salaries and benefits, office rent, and associated costs for those individuals directly responsible for and who spend all of their time on development activities are also capitalized and allocated to the projects to which they relate. Capitalized development compensation totaled approximately $2,482,000 and $2,173,000 for the three months ended March 31, 2014 and March 31, 2013, respectively. Indirect costs not related to development and construction activity are expensed as incurred. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred and significant renovations and improvements that increase the value of the community or extend its useful life are capitalized.

BRE Properties, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
March 31, 2014

Direct investment development projects are considered placed in service as certificates of occupancy are issued and the homes become ready for occupancy. Depreciation begins as homes are placed in service. Land acquired for development is capitalized and reported as land under development until the development plan for the land is finalized. Once the development plan is finalized, construction contracts are signed, and construction has commenced, the costs are transferred to the balance sheet line item construction in progress.

Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which generally range from 35 to 40 years for buildings and three to ten years for other property assets. The determination as to whether expenditures should be capitalized or expensed, and the period over which depreciation is recognized, requires management’s judgment.

In accordance with FASB guidance on accounting for the impairment or disposal of long-lived assets, the Company’s investments in real estate are evaluated for indicators of impairment. The evaluation of impairment and the determination of estimated fair value are based on several factors, and future events could occur which would cause management to conclude that indicators of impairment exist and a reduction in carrying value to estimate fair value is warranted. Impairment is first triggered when the carrying amount of an asset may not be recoverable. To determine impairment, the test consists of comparing the undiscounted net cash flows expected to be produced by the asset to the carrying value of the asset. If the total future undiscounted net cash flows are less than the carrying amount of the real estate, impairment exists. If impairment exists and the carrying amount of the real estate exceeds its fair value, an impairment loss is recognized equal to the amount of the excess carrying amount over the fair value.  For the three months ended March 31, 2014 and 2013, the Company did not record any impairment losses for wholly-owned operating real estate assets.

The Company also assesses land held for development for impairment if the intent changes with respect to the development of the land. There was no land held for development for which an adjustment for impairment in value was made for the three months ended March 31, 2014 and 2013.

On March 11, 2014, a fire broke out at one of the two buildings at the Company’s MB360 development located in San Francisco, California.  The MB360 development was written down in the amount of $40.0 million as a result of the fire.  There was comprehensive insurance on the development and we estimate the insurance claim will result in reimbursement for the replacement cost on the damaged construction.  We recorded a receivable of $40.0 million as of March 31, 2014 for this insurance claim and is presented within “Other assets” on the condensed consolidated balance sheet.

Reportable Segments

FASB guidance requires certain descriptive information to be provided about an enterprise’s reportable segments. BRE has determined that each of its operating communities represents an operating segment. The Company aggregates its operating segments into five reportable segments based upon geographical region with same-store communities aggregated into four reportable segments and non same-store communities aggregated into one reportable segment.

“Same-store” communities are defined as communities that have been completed, stabilized and owned by the Company for two comparable calendar year periods. The Company defines “stabilized” as communities that have reached a physical occupancy of at least 93%. Physical occupancy is calculated by dividing the total occupied homes by the total homes in the communities.

NOTE C – STOCK-BASED COMPENSATION

FASB guidance requires all share-based payments to employees to be recognized in the income statement based on their grant date fair values.

The Company measures the value of the service based restricted stock and performance based restricted stock without market conditions at fair value on the grant date, based on the number of units granted and the market value of its common stock on that date. Guidance requires compensation expense to be recognized with respect to the restricted stock if it is probable that the service or performance condition will be achieved. As a result, the Company records the fair value, net of estimated forfeitures, as stock-based compensation expense on a straight-line basis over the vesting period for service based restricted stock. For service based restricted stock awards, the Company evaluates its forfeiture rate at the end of each reporting period based on the probability of the service condition being met. For performance based restricted stock awards without market conditions, the Company records the fair value, net of estimated forfeitures, as stock-based compensation expense using the accelerated attribution method with each vesting tranche valued as a separate award. The fair value of performance based restricted stock awards with market conditions is determined using a Monte Carlo simulation to estimate the grant date fair value. The Company records the fair value of these awards with market conditions, net of estimated forfeitures, as stock-based compensation over the vesting period regardless of whether the market conditions are satisfied in accordance with share-based payment guidance.

BRE Properties, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
March 31, 2014

The Company estimates the fair value of its options using a Black-Scholes valuation model using various assumptions to determine their grant date fair value. The Company amortizes the fair value, net of estimated forfeitures, as stock-based compensation expense on a straight-line basis over the vesting period. The cost related to stock-based compensation included in the determination of consolidated net income for the three months ended March 31, 2014 and 2013 includes all awards outstanding and vested during these periods.

Stock based compensation awards under BRE’s plans vest over periods ranging from one to six years. At March 31, 2014, compensation cost related to unvested awards not yet recognized totaled approximately $12,710,000 and the weighted average period over which it is expected to be recognized is 3.73 years. During the three months ended March 31, 2014, 28,145 restricted shares were awarded and 142,260 restricted shares vested. During the three months ended March 31, 2014, zero stock options were awarded or exercised.

NOTE D – REAL ESTATE PORTFOLIO

Equity investments in real estate joint ventures

On March 31, 2014, the Company contributed 14 properties fair valued at approximately $1.4 billion to Essex for approximately 8.6 million of Essex Portfolio L.P.’s Operating Partnership units (“OP units”).  The Company could put the OP units back to Essex and retain the 14 properties if the merger did not close.  Accordingly, the contribution was accounted for under the deposit method in accordance with ASC 360, Property, Plant and Equipment.  As a result, the Company did not recognize any profits, and continues to report the 14 properties and their related debt in the direct investments in real estate and mortgage loans payable line item on the balance sheet at March 31, 2014.  The fair value of the OP units received of $1.4 billion is recorded in equity investments in real estate joint ventures with a corresponding deposit related to operating partnership contribution, on the condensed consolidated balance sheet at March 31, 2014.

On March 31, 2014, the Company contributed 17 properties to three joint ventures with a total estimated property fair value of approximately $888 million.  The properties were contributed to Wesco III BEX LLC (“Wesco III”), Wesco IV LLC (“Wesco IV”), and BEXAEW LLC (“AEW”) for approximately a 49.5% interest in each of the three joint ventures.   The net book value of the 17 properties was $371.0 million and the contribution of the properties to the joint ventures resulted in the Company recording its share of a gain on the properties of $252.6 million.  Upon formation of the joint ventures, each joint venture entity obtained third party secured loans totaling approximately $475 million and capital contributions totaling $201.4 million from the remaining investors. The joint ventures distributed $676.4 million of these proceeds to the Company.  Proceeds were used to pay the special dividend of $5.15 per share to shareholders of record as of March 31, 2014 that totaled $399.4 million and the Company’s unsecured revolving credit facility of $146.0 million. The distribution received by the Company exceeded the carrying value of the interest in certain joint ventures by $58.7 million, which is presented in other liabilities on the condensed consolidated balance sheet.

Discontinued operations and dispositions

In April 2014, the Financial Accounting Standards Board (“FASB”) issued ASU, No. 2014-018, Presentation of Financial Statements, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.  ASU 2014-018 changes the requirements for reporting discontinued operation under Subtopic 205-20, Presentation of Financial Statements—Discontinued Operations.  The amendment updates the definition of discontinued operation and defines discontinued operations to be those disposals of components of an entity that represent a strategic shift that has (or will have) a major effect on an entity’s operations and financial results.  This ASU is effective for disposals of components of an entity that occur within annual periods beginning on or after December 15, 2014 with early adoption permitted, but only for disposal that have not been reported in financial statements previously issued.

No operating communities or land parcels were sold during the three months ended March 31, 2013.  The income from discontinued operations, net for the three months ended March 31, 2013 reflects the operating results of one community sold in the second quarter of 2013 and two communities sold in the fourth quarter of 2013.

The Company adopted ASU 2014-018 in its first quarter of 2014.  In January 2014, BRE sold three properties located in Sacramento, CA, Spring Valley, CA and San Diego, CA for total proceeds of $156,800,000.  The total gain on sales was $103,700,000. The Company determined that the disposal was not a discontinued operation in accordance with ASU 2014-018.  The gain is recorded in gains on sale of real estate in the condensed consolidated statements of income.

BRE Properties, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
March 31, 2014

NOTE E – EQUITY

On February 20, 2014, the Company redeemed its 6.75% Series D Cumulative Redeemable Preferred Stock at a redemption price of $25.23438 per share which resulted in excess cash paid of $2,069,000 over the carrying value of Series D due to the initial issuance costs.

Condensed Consolidated Statements of Stockholders’ Equity
(Dollar amounts in thousands, except share data)

Common Stock Shares	March 31, 2014
Balance at beginning of year	77,210,095
Stock options exercised, net of shares tendered	22,545
Vested restricted shares, net of shares tendered	86,126
Balance at end of period	77,318,766
Preferred stock shares
Balance at beginning of year	2,159,715
Redeemed Shares	(2,159,715)
Balance at end of period	-
Common stock
Balance at beginning of year	$772
Vested restricted shares, net of shares tendered	1
Balance at end of period	$773
Preferred stock
Balance at beginning of year	$22
Redeemed Shares	(22)
Balance at end of period	$-
Additional paid-in capital
Balance at beginning of year	$1,888,028
Stock options exercised, net of shares tendered and other, net	119
Shares retired for tax withholding	(5,540)
Stock based compensation	1,990
Preferred stock redemption	(53,971)
Write-off of preferred stock issuance costs	2,055
Balance at end of period	$1,832,681
Cumulative dividends in excess of accumulated net income
Balance at beginning of year	$(136,638)
Net income	358,016
Cash dividends declared and paid to common shareholders	(430,015)
Cash dividends declared and paid to preferred shareholders	(506)
Write-off of preferred stock issuance costs	(2,069)
Other noncontrolling interest in income	(48)
Balance at end of period	$(211,260)
Redeemable noncontrolling interests
Balance at beginning of year	$4,751
Other noncontrolling interests in income	(48)
Distributions to other noncontrolling interests	48
Balance at end of period	$4,751

NOTE F – LEGAL MATTERS

The Company is involved in various legal actions arising in the ordinary course of business for which losses are expected to be covered under the Company’s insurance policies. As of March 31, 2014, the risk of material loss from such legal actions impacting the Company’s financial condition or results from operations has been assessed as remote.

BRE Properties, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
March 31, 2014

NOTE G – DEBT

During the first quarter 2014, the Company’s 4.7% senior notes came due and the aggregate principal balance of $50,000,000 was paid in full.

On January 4, 2012, the Company entered into a $750,000,000 unsecured revolving credit facility (the “Credit Agreement”). The unsecured revolving credit facility has an initial term of 39 months, terminates on April 3, 2015 and replaces its previous $750,000,000 unsecured revolving credit facility. Based on the Company’s current debt ratings, the unsecured revolving credit facility accrues interest at LIBOR plus 120 basis points. In addition, the Company pays a 0.20% annual facility fee on the total commitment of the facility. Majority owned subsidiaries no longer guarantee the unsecured revolving credit facility. There was no balance borrowed under the Company’s unsecured revolving credit facility at March 31, 2014. Borrowings under the unsecured revolving credit facility are used to fund acquisition and development activities as well as for general corporate purposes. Balances on the unsecured revolving credit facility are typically reduced with available cash balances. On April 1, 2014, the Credit Agreement was terminated upon completion of the merger with Essex.

On August 13, 2012, the Company completed an offering of $300,000,000 10.5-year senior unsecured notes. The notes will mature on January 15, 2023 and bear interest at a fixed coupon rate of 3.375%. Net proceeds from the offering, after all discounts, commissions, and issuance costs, totaled approximately $295,400,000 and were used for general corporate purposes including reducing the Company’s unsecured revolving credit facility balance.

The Company’s indebtedness contains financial covenants as to minimum net worth, interest coverage ratios, maximum secured debt, total debt to capital, and cash on hand among others. The Company was in compliance with all such financial covenants during the three months ended March 31, 2014.

The following is a consolidated summary of BRE’s total outstanding debt as of March 31, 2014 (amounts in thousands):

			Mortgage loans payable
Year of maturity	Unsecured senior notes	Unsecured revolving credit facility	Amortization	Balloon	Total mortgage loans payable	Total	Weighted Avg Rate (1)
2014	$-	$-	$3,981	$-	$3,981	$3,981	5.62%
2015	-	-	8,329	-	8,329	8,329	5.63%
2016	-	-	8,712	-	8,712	8,712	5.63%
2017	300,000	-	8,986	-	8,986	308,986	5.50%
2018	-	-	10,218	-	10,218	10,218	5.64%
2019	-	-	6,515	317,975	324,490	324,490	5.59%
2020	-	-	2,957	343,646	346,603	346,603	5.61%
2021	300,000	-	-	-	-	300,000	5.20%
2022	-	-	-	-	-	-	0.00%
2023	300,000	-	-	-	-	300,000	3.38%
2024	-	-	-	-	-	-	0.00%
	$900,000	$-	$49,698	$661,621	$711,319	$1,611,319	5.09%

(1)	Represents the weighted average coupon interest rates of debt maturities in the year in which they become due. These rates do not include the amortization of upfront issuance fees.

BRE Properties, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
March 31, 2014

NOTE H – FAIR VALUE MEASUREMENT

Under FASB guidance, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. the “exit price”) in an orderly transaction between market participants at the measurement date.

Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. Assets and liabilities recorded at fair value in the consolidated balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels, defined by the FASB and directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date. The types of assets and liabilities classified as Level 1 fair value generally are G-7 government and agency securities, equities listed in active markets, investments in publicly traded mutual funds with quoted market prices and listed derivatives.

Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life. Fair valued assets that are generally included in this category are stock warrants for which there are market-based implied volatilities, unregistered common stock and thinly traded common stock.

Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Generally, assets carried at fair value and included in this category include stock warrants for which market-based implied volatilities are not available.

Financial Instruments Not Carried at Fair Value

The fair values of the Company’s financial instruments including such items in the financial statement captions as cash, other assets, accounts payable and accrued expenses, and the unsecured revolving credit facility, approximate their carrying or contract values based on their nature, terms and interest rates. The fair value of debt is estimated using discounted cash flow analyses with an interest rate similar to that of current market borrowing arrangements with similar terms.

As of March 31, 2014, the Company has estimated that the fair value of its mortgage loans payables is approximately $790,859,000 (carrying value of $711,319,000). During the same period, the Company has estimated that the fair value of its unsecured senior notes is approximately $944,552,000 (carrying value of $900,000,000). These valuations were estimated using the rates of comparable debt instruments available in the market place, which are Level 2 measurements.

Fair Value Measurements

The estimated fair values of investment securities classified as deferred compensation plan investments are based on quoted market prices utilizing public information for the same transactions and are therefore classified as Level 1. The Company’s deferred compensation plan investments are recorded in other assets and totaled $4,767,000 at March 31, 2014.

There were no transfers of assets measured at fair value between Level 1 and Level 2 of the fair value hierarchy for the three months ended March 31, 2014.

NOTE I – SEGMENT REPORTING

FASB guidance requires certain descriptive information to be provided about an enterprise’s reportable segments. BRE has determined that each of its operating communities represents an operating segment. The Company aggregates its operating segments into reportable segments defined as the geographical regions in which its apartment communities are located: Southern California, San Francisco Bay Area and the Seattle area.

Segment reporting guidance requires that segment disclosures present the measure(s) used by the chief operating decision makers to decide how to allocate resources and for purposes of assessing such segments’ performance. The Company’s chief operating decision makers are comprised of several members of its executive management team who use net operating income (“NOI”) as a primary financial measure to assess the performance of the business.

BRE Properties, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
March 31, 2014

The Company’s operating and investment activities are primarily focused on the ownership, development and operation of multifamily communities in the major metropolitan markets within the state of California, and in the metropolitan area of Seattle, Washington. The Company evaluates performance and allocates resources primarily based on the NOI of an individual multifamily community. The Company defines NOI as the excess of all revenue generated by the community (primarily rental revenue) less direct real estate expenses. Accordingly, NOI does not take into account community-specific costs such as depreciation and interest expense.

The Company monitors the operating results of each community on a “same-store” and “non same-store” basis. “Same-store” communities are defined as communities that have been completed, stabilized and owned by the Company for two comparable calendar year periods. The company defines “stabilized” as communities that have reached a physical occupancy of at least 93%. A comparison of operating results for same-store communities is meaningful as these communities have stabilized occupancy and operating expenses, there is no plan to conduct significant redevelopment activities and the community is not held for disposition within the current year.

To better understand the Company’s overall results, the 55 wholly or majority owned apartment communities can be characterized as follows:

•	13,743 homes in 47 communities were owned, completed and stabilized for all of 2014 and 2013 (“same-store”) communities;

•	1,260 homes in three completed and one partially completed development communities, which are experiencing lease-up and stabilization during 2014 and 2013 and as a result did not have comparable year-over-year operating results (“non same-store”); and

•	270 homes in one community acquired on September 30, 2013, which as a result did not have comparable year-over-year operating results (“non same-store”).

•	902 homes in two communities in Phoenix, AZ that are planned for sale.

•	224 homes in one community in Emeryville, CA are undergoing reconstruction.

Operating results are aggregated into five reportable segments based upon geographical region with same-store communities aggregated into four reportable segments and non same-store communities aggregated into one reportable segment.

BRE Properties, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
March 31, 2014

The following table details rental income and NOI for the Company’s reportable segments for the three months ended March 31, 2014 and 2013 months, and reconciles NOI to net income available to common shareholders per the consolidated statements of income:

	For the three months ended
	March 31,
(amounts in thousands)	2014	2013
Revenues (1):
Southern California (2)	$52,461	$50,784
San Francisco Bay Area	25,051	23,139
Seattle	14,816	13,916
Same-store revenues	92,328	87,839
Non same-store communities(3)	12,773	9,354
Total community revenues	$105,101	$97,193

Net operating income:
Southern California (2)	$36,383	$35,305
San Francisco Bay Area	18,600	17,141
Seattle	9,765	9,011
Same-store net operating income	64,748	61,457
Non Same-store communities(3)	7,227	4,932
Total community net operating income	$71,975	$66,389
Gain on sales of real estate	356,294	-
Other income	87	363
Income from unconsolidated entities	100	318
Gain on sale of unconsolidated entities	-	15,025
Income from discontinued operations, net	-	1,090
Net operating income	$428,456	$83,185
Less:
Provision for depreciation	28,225	24,896
Interest	16,916	16,921
General and administrative	10,009	6,382
Merger expenses	15,290	-
Dividends attributable to preferred stock	506	911
Write-off of preferred stock issuance cost upon redemption	2,069	-
Redeemable noncontrolling interests in income	48	48
Net income available to common shareholders	$355,393	$34,027

BRE Properties, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
March 31, 2014

The following table details the assets of the Company’s reportable segments:

	As of March 31, 2014
(amounts in thousands)	Communities	Homes	Total Asset Carrying Value
Assets
Southern California(2)	25	7,589	$1,577,043
San Francisco Bay Area	12	3,499	715,734
Seattle	10	2,655	477,613
Total Same-store communities	47	13,743	2,770,390
Non Same-store communities(3)	8	2,656	668,267
Total investment in rental communities	55	16,399	$3,438,657
Accumulated depreciation			(722,381)
Construction in progress			344,810
Equity investments in real estate joint ventures			1,431,845
Land under development			66,108
Cash			140,259
Other assets			101,181
Total assets			$4,800,479

(1)	All revenues are from external customers and no single tenant or related group of tenants contributed 10% or more of the Company’s total revenue during the three months ended March 31, 2014 and 2013.

(2)	Consists of 8 communities in San Diego, 1 in Inland Empire, 7 in Los Angeles, and 9 in Orange County.

(3)	2013 Non same-store communities’ totals includes one community fully delivered in 2012, one community fully delivered in the second quarter of 2013, one community acquired during the third quarter of 2013 and commercial properties that will be later developed as multi-family. Also, included is one community in Sacramento, California sold in the first quarter of 2014 and two communities in Phoenix, Arizona that are plan for sale.